Savient Letter Head

Contact:

Mary Coleman Carney Wilson

Savient Pharmaceuticals, Inc. Burns McClellan

information@savient.com cwilson@burnsmc.com

(732) 418-9300 (212) 213-0006

Savient Pharmaceuticals Announces U.S. Launch of KRYSTEXXA™

Reports Fourth Quarter and Year-End 2010 Financial Results

Savient's U.S. Sales Force Begins Field Promotion to Physicians on February 28, 2011

EAST BRUNSWICK, N.J. - (February 25, 2011) Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today announced the official full U.S. commercial launch of KRYSTEXXA™ (pegloticase), which has been approved by the U.S. Food and Drug Administration (FDA) for the treatment of chronic gout in adult patients refractory to conventional therapy. KRYSTEXXA is now the first and only therapy available to address this unmet medical need.

"Since receiving FDA approval for KRYSTEXXA, we have focused on preparing for a successful U.S. launch," said John H. Johnson, Chief Executive Officer of Savient. "Our sales force has completed very thorough and extensive training. We are excited to deploy this highly talented and biologics experienced team into their territories. There has never been a more exciting time in the history of Savient, nor for the chronic gout patients, who have waited so long for a therapy that has the potential to change the course of their lives."

The Company has assembled the key components for a successful launch of KRYSTEXXA:

  Experienced Sales Team - Savient has an experienced sales force in place. In addition, the Company has deployed regional medical scientists, managed care executives, regional business directors, nurse educators and area business solutions managers. All of whom are dedicated to working with the Rheumatologists, Nephrologists, infusion centers, institutions and reimbursement staff to provide critical support to the market.

  Reimbursement Plan in Place - Savient has reimbursement specialists deployed in the field to assist physicians and office personnel as they work through the reimbursement process, in addition to the KRYSTEXXA Connexxions hotline and web based reimbursement support programs. Discussions with payers are continuing. To date, the Company believes that no patients have been denied reimbursement for KRYSTEXXA.

  Staged Roll-out - During the first phase of the launch program, Savient sales teams will target Rheumatologists and Nephrologists. Savient anticipates the ramp-up to be slow in this initial phase as the Company conducts infusion center in-service education and works to speed the private and public payer reimbursement processes.

  Expanding market opportunities - Savient is on track to complete the EU submission for KRYSTEXXA in the first quarter of 2011 or shortly thereafter. The Company then expects to execute plans to file in other markets around the world, including Asia where the prevalence of gout is among the highest in the world.

Fourth Quarter and Year-End 2010 Financial Results

Savient also today reported financial results for the three months and year ended December 31, 2010. Savient ended the quarter with $64.9 million in cash and short-term investments, a decrease of $13.2 million for the quarter and $43.3 million since December 31, 2009.

For the fourth quarter 2010, the Company had a net loss of $0.5 million, or $0.01 per share, inclusive of a gain from a non-cash valuation adjustment of $18.1 million, relating to a previous warrant liability, on total revenues of $1.0 million. This compares with a net loss of $0.2 million, or $0.00 per share, on total revenues of $0.9 million for the same period in 2009.

The net loss for the year ended December 31, 2010 was $73.1 million, or $1.08 per share, on total revenues of $4.0 million, compared with a net loss of $90.9 million, or $1.51 per share, on total revenues of $3.0 million in 2009. Savient ended 2010 with 70.3 million shares outstanding.

Operational Highlights:

  Closed the sale, on February 4, 2011, of $230 million in aggregate principal amount of 4.75% Convertible Senior Notes due 2018. Savient received net cash proceeds from the Notes after expenses of approximately $222.5 million. On a pro forma basis, cash and short-term investments would have been $287.4 million as of December 31, 2010 if the sale of the Notes were included.

  Announced the appointment of John H. Johnson as Chief Executive Officer and a member of Savient's board of directors.

  Announced the appointments of Louis Ferrari, Senior Vice President, North America Commercial; Christine Mikail, Senior Vice President, Corporate Development; and Stephen Davies, Chief Information Officer and Group Vice President.

  Commenced shipments of KRYSTEXXA to specialty distributors on November 30, 2010. The product became commercially available for prescription as of December 1, 2010.

  Announced the wholesale acquisition cost (WAC) of KRYSTEXXA priced at $2,300.00 per 8 mg vial for IV administration.

  Launched KRYSTEXXA reimbursement and pharmacovigilance hotline services for the benefit and use of prescribers and patients.

  Acceptance of three abstracts for poster presentation at the American College of Rheumatology Conference in November 2010 and an additional abstract accepted and granted podium presentation in a plenary session.

Financial Results of Operations for the Three Months Ended December 31, 2010

Total revenues increased $0.1 million, or 11%, to $1.0 million for the three months ended December 31, 2010, as compared to $0.9 million for the three months ended December 31, 2009. The increased net sales resulted primarily from the Company's branded product Oxandrin®. As expected, sales of KRYSTEXXA were minimal subsequent to its marketplace availability during the month of December 2010. The objective of making the product available in the distribution channel was to provide access if there was an immediate medical need in this orphan population.

Research and development expenses increased $0.1 million, or 2%, to $9.8 million for the three months ended December 31, 2010, as compared to the three months ended December 31, 2009. The increase in expenses related primarily to current year costs associated with a validation manufacturing campaign at a potential secondary source supplier of pegloticase drug substance. The increase in costs year over year was offset by higher expenses in the prior year relating to the production of the first commercial batches of KRYSTEXXA.

Selling, general and administrative expenses increased $2.8 million, or 53%, to $8.2 million for the three months ended December 31, 2010, from $5.4 million for the three months ended December 31, 2009. The higher expenses were primarily due to an increase in pre-launch selling and marketing expenses associated with preparation for the commercial launch of KRYSTEXXA on February 28, 2011.

Other income, net increased $6.0 million, or 49%, to $18.3 million for the three months ended December 31, 2010, from $12.3 million for the three months ended December 31, 2009, primarily as a result of the non-cash mark-to-market valuation adjustment to the Company's warrant liability.

Financial Results of Operations for the Year Ended December 31, 2010

Total revenues increased $1.0 million, or 36%, to $4.0 million for the year ended December 31, 2010, as compared to $3.0 million for the year ended December 31, 2009. The increase in revenues was primarily due to higher product sales of Oxandrin, partially offset by a decrease in sales for our authorized generic oxandrolone product.

Research and development expenses decreased by $19.3 million, or 37%, to $32.4 million for the year ended December 31, 2010, from $51.7 million for the year ended December 31, 2009. The lower expenses partially resulted from a $7.0 million decrease in manufacturing development and technology transfer related expenses. The lower costs also resulted from higher prior year expenses associated with preparation for the June 2009 FDA Advisory Committee meeting for KRYSTEXXA, coupled with the wind down of the open label extension clinical trial for KRYSTEXXA.

Selling, general and administrative expenses decreased $5.8 million, or 19%, to $25.0 million for the year ended December 31, 2010, from $30.8 million for the year ended December 31, 2009. The decrease was partially due to lower marketing costs, which included $2.1 million of lower expenses associated with the preparation for a possible commercial launch of KRYSTEXXA in 2009 and a decrease of $2.3 million in compensation related and severance expenses.

Other expense, net increased $5.2 million, or 43%, to $17.3 million for the year ended December 31, 2010 as compared to $12.1 million for the year ended December 31, 2009, primarily due to the variance in non-cash mark-to-market valuation adjustments to the Company's warrant liability in 2010 versus the prior year.

Conference Call

Savient's management team will host a live conference call and webcast on Friday February 25, 2011 at 9:00 a.m. Eastern Time to review the fourth quarter and year-end 2010 financial results. To participate by telephone, please dial 888-357-3694 (Domestic) or 973-890-8276 (International). The conference identification number is 45733606. The live and archived webcast can be accessed on the investor relations section of the Savient website at www.savient.com. Please log on to Savient's website 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be necessary.

A telephone replay will be available from 12:00 p.m. Eastern Time on February 25, 2011 through 11:59 p.m. Eastern Time on March 11, 2011 by dialing 800-642-1687 (Domestic) or 706-645-9291 (International) and entering conference ID number 45733606.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXA™ (pegloticase) for the treatment of chronic gout in adult patients refractory to conventional therapy. Savient has exclusively licensed worldwide rights to the technology related to KRYSTEXXA and its uses from Duke University ("Duke") and Mountain View Pharmaceuticals, Inc. ("MVP").  Duke developed the recombinant uricase enzyme and MVP developed the PEGylation technology used in the manufacture of KRYSTEXXA. MVP and Duke have been granted U.S. and foreign patents disclosing and claiming the licensed technology and, in addition, Savient owns or co-owns U.S. and foreign patents and patent applications, which collectively form a broad portfolio of patents covering the composition, manufacture and methods of use and administration of KRYSTEXXA.  Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S.

FORWARD LOOKING STATEMENTS

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "will" and other similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding the success of our marketing efforts, market demand, and reimbursement, for KRYSTEXXA and our market expansion plans are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our assessment and interpretation of the currently available data and information, current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, our ability to commercialize KRYSTEXXA; our ability to retain the personnel whom we have hired and to hire the remaining personnel necessary to complete the build out of our commercial team; our reliance on third parties to manufacture, KRYSTEXXA; the risk that the market for KRYSTEXXA is smaller than we have anticipated; competition from existing therapies and therapies that are currently under development, including therapies that are significantly less expensive than KRYSTEXXA; our ability to gain market acceptance for KRYSTEXXA among physicians, patients, health care payors and others in the medical community; whether we are able to obtain financing, if needed; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date of publication of this press release. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

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SVNT-I

(Tables to Follow)

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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$44,791	$108,172
Short-term investments	20,070	3
Accounts receivable, net	909	352
Inventories, net	3,140	585
Recoverable income taxes	-	2,006
Prepaid expenses and other current assets	2,415	1,402

Total current assets	71,325	112,520

Deferred income taxes, net	4,200	4,200
Property and equipment, net	809	993
Other assets (including restricted cash)	1,284	1,295

Total assets	$77,618	$119,008

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,601	$7,915
Deferred revenues	428	73
Warrant liability	-	24,239
Other current liabilities	16,023	12,473

Total current liabilities	18,052	44,700

Other liabilities	10,299	10,109
Commitments and contingencies
Stockholders' Equity:
Preferred stock-$.01 par value 4,000,000 shares authorized; no shares issued	-	-
Common stock-$.01 par value 150,000,000 shares authorized; 70,259,000 issued and outstanding at December 31, 2010 and 66,933,000 shares issued and outstanding at December 31, 2009	703	669
Additional paid-in-capital	364,139	305,994
Accumulated deficit	(315,576)	(242,467)
Accumulated other comprehensive income	1	3

Total stockholders' equity	49,267	64,199

Total liabilities and stockholders' equity	$77,618	$119,008

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009

Revenues:
Product sales, net	$960	$864	$4,028	$2,956
Other revenues	-	-	-	4

	960	864	4,028	2,960

Cost and expenses:
Cost of goods sold	1,675	369	2,673	1,606
Research and development	9,837	9,655	32,358	51,726
Selling, general and administrative	8,217	5,387	24,981	30,790

	19,729	15,411	60,012	84,122

Operating loss	(18,769)	(14,547)	(55,984)	(81,162)
Investment income, net	34	16	116	289
Other income (expense), net	18,275	12,305	(17,250)	(12,051)

Loss before income taxes	(460)	(2,226)	(73,118)	(92,924)
Income tax benefit	(9)	(2,007)	(9)	(2,071)

Net loss	$(451)	$(219)	$(73,109)	$(90,853)

Loss per common share:
Basic and diluted	$(0.01)	$-	$(1.08)	$(1.51)

Weighted-average number of common and common equivalent shares:
Basic and diluted	69,399	65,353	67,435	59,997